EXHIBIT 23.1

Deloitte & Touche llp 50 Fremont Street Suite 3100 San Francisco, CA 94105 USA Tel: +1 415 783 4000 Fax: +1 415 783 4329 www.deloitte.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of Thoratec Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007) and our report dated February 27, 2009, relating to the effectiveness of Thoratec Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Thoratec Corporation for the year ended January 3, 2009.
San Francisco, California
April 28, 2009
Member of
Deloitte Touche Tohmatsu